Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13D, and any amendments hereto, relating to the Class A and Class B ordinary shares, par value $0.005 per share, of TIAN RUIXIANG Holdings Ltd., shall be filed on behalf of the undersigned.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of August 18, 2023.

Unitrust Holdings Limited

By:	/s/ Mufang Gao
Name:	Mufang Gao
Title:	director

By:	/s/ Mufang Gao
Name:	Mufang Gao

Wang Investor Co. Ltd.

By:	/s/ Zhe Wang
Name:	Zhe Wang
Title:	director

By:	/s/ Zhe Wang
Name:	Zhe Wang